Exhibit 10.4

CHANGE IN CONTROL

SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into as of June 27, 2011, by and between BENEFICIAL MUTUAL SAVINGS BANK, a federally-chartered savings bank (the “Bank”) with its principal office at 510 Walnut Street, Philadelphia, PA 19106 and MARTIN GALLAGHER (the “Executive”) and BENEFICIAL MUTUAL BANCORP, INC., the holding company for the Bank (the “Company”), as guarantor.

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect Executive’s position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors of the Bank (the “Board of Directors”) desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a Change in Control and the related rights and obligations of each of the parties.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.                                      Termination after a Change in Control.

3.                                      (a) Cash benefit. Notwithstanding any other provisions in this Agreement, if the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, in either case within 12 months after a Change in Control, the Bank shall make a lump-sum payment to the Executive in an amount in cash equal to two (2) times the Executive’s base salary (at the rate in effect immediately prior to the Change in Control or, if higher, the rate in effect when the Executive terminates employment). Unless a delay in payment is required under Section 1(b) of this Agreement, the payment required under this Section 1(a) shall be made within five (5) business days after the Executive’s employment termination. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. If the Executive’s employment terminates involuntarily but without Cause before the Change in Control occurs but after discussions regarding the Change in Control commence, then for purposes of this Agreement the Executive’s employment shall be deemed to have terminated immediately after the Change in Control and, unless delay is required under Section 1(b) of this Agreement, the Executive shall be entitled to the cash benefit under this Section 1(a) within five (5) business days after the Change in Control. If, following a Change in Control, the Executive is offered a “comparable position” by the acquirer and the Executive declines the position, the Executive will not be entitled to any benefits provided under this Agreement. For purposes of this Agreement, a “Comparable Position” shall mean a position that would (i) provide the employee with base compensation and benefits that are comparable in the aggregate to those provided to the employee prior to the Change in Control, (ii) provide the employee with an opportunity for variable bonus compensation that is comparable to the opportunity provided to the employee prior to the Change in Control, (iii) be in a location that would not require the employee to increase his or her daily one way commuting distance by more than thirty-five (35) miles as compared to the employee’s commuting distance immediately prior to the Change in Control and (iv) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the employee prior to the Change in Control.

(b)                                 Payment of the benefit. If when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as

amended (the “Code”), if the cash severance benefit under Section 1(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, payment of the benefit under Section 1(a) shall be delayed and shall be made to the Executive in a single lump sum without interest on the first business day of the seventh (7th) month after the month in which the Executive’s employment terminates.

(c)                                  Change in Control defined.

For purposes of this Agreement, a “Change in Control” means any of the following events:

i.                                          Merger: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation.

ii.                                       Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

iii.                                    Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.                                   Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Agreement to the contrary, in no event shall the reorganization of the Bank from the mutual holding company form of organization to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a “Change in Control” for purposes of this Agreement.

(d)                                 Involuntary termination with Cause defined. For purposes of this Agreement involuntary termination of the Executive’s employment shall be considered involuntary termination with Cause if the Executive shall have been terminated for any of the following reasons:

(1)         Personal dishonesty;

(2)         Willful misconduct;

(3)         Breach of fiduciary duty involving personal profit;

(4)         Intentional failure to perform stated duties;

(5)         Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(6)         Material breach of any provision of this Agreement.

For purposes of this Agreement, no act or failure to act on the Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Bank’s best interests. Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for the Bank shall be conclusively presumed to be in good faith and in the Bank’s best interests.

(e)                                  Voluntary termination with Good Reason defined. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (1) and (2) are satisfied —

(1)                                 a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent —

(i)                                     a material diminution of the Executive’s base salary,

(ii)                                  a material diminution of the Executive’s authority, duties, or responsibilities,

(iii)                               a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, or

(iv)                              a change by more than thirty-five (35) miles in the geographic location at which the Executive must perform services.

(2)                                 the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (1) within sixty (60) days after the initial existence of the condition, and the Bank shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (1) must occur within six months after the initial existence of the condition.

2.                                      Continuation of Benefits.

(a)                                 Benefits. Subject to Section 2(b) of this Agreement, if the Executive’s employment terminates involuntarily but without Cause or voluntarily but for Good Reason within twelve (12) months after a Change in Control, the Bank shall continue or cause to be continued life and health insurance coverage substantially identical to the coverage maintained for the Executive before termination and in accordance with the same schedule prevailing before employment termination. The insurance coverage shall cease twenty-four (24) months after the Executive’s termination.

(b)                                 Alternative lump-sum cash payment. If (x) under the terms of the applicable policy or policies for the insurance benefits specified in Section 2(a) it is not possible to continue the Executive’s coverage, or (y) if when employment termination occurs the Executive is a specified employee within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in Section 2(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, instead of continued insurance coverage under Section 2(a) the Bank shall pay or cause to be paid to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for twenty-four (24) months. The lump-sum payment shall be made within five (5) business days after employment termination or, if the Executive is a specified employee within the meaning of Section 409A of the Code and an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, on the first business day of the seventh month after the month in which the Executive’s employment terminates.

3.                                      Termination for Which No Benefits Are Payable. Despite anything in this Agreement to the contrary, the Executive shall be entitled to no benefits under this Agreement if the Executive’s employment terminates with Cause, if the Executive dies while actively employed by the Bank, or if the Executive becomes totally disabled while actively employed by the Bank. For purposes of this Agreement, the term “totally disabled” means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefit plans or arrangements as the Bank may have with the Executive relating to death or disability, not by this Agreement.

4.                                      Term of Agreement.

(a)                                 The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement and ending June 27, 2013, plus (ii) any and all extensions of the initial term made pursuant to this Section 4.

(b)                                 Commencing on May 20, 2013 (the “Renewal Date”) and continuing on each anniversary of the Renewal Date thereafter, the disinterested members of the Boards of Directors may extend the Agreement term, so that the remaining term of the Agreement, following Board action, will be two (2) years, unless Executive elects not to extend the term of this Agreement by giving proper written notice. The Board of Directors will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings. The Board of Directors will notify Executive as soon as possible after each annual review whether it has determined to extend the Agreement.

5.                                      Limitation of Benefits Under Certain Circumstances. If the payments and benefits pursuant to Sections 1 and 2 of this Agreement, either alone or together with other payments and benefits the Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits shall be reduced or revised, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the code. The Bank’s independent public accountants will determine any reduction in the payments and benefits; the Bank will pay for the accountants’ opinion. If the Bank and/or the Executive do not agree with the accountants’ opinion, the Bank will pay to the Executive the maximum amount of payments and benefits pursuant to Sections 1 and 2 of this Agreement, as selected by Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible and subject to the excise tax imposed under Section 4999 of the Code. The Bank may also request, and the Executive has the right to demand that, a ruling from the IRS as to whether the disputed payments and benefits have such tax consequences. The Bank will promptly prepare and file the request for a ruling from the IRS, but in no event will the Bank make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request will be subject to the Executive’s approval prior to filing; the Executive shall not unreasonably withhold his approval. The Bank and the Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Sections 1 and 2 hereof, or a reduction in the payments and benefits specified below zero.

6.                                      This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (x) this Agreement is not a management or employment agreement and (y) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Bank or any subsidiary or successor of the Bank.

7.                                      Withholding of Taxes. The Bank may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

8.                                      Successors and Assigns.

(a)                                 This Agreement shall be binding upon the Bank and any successor to the Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank. By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)                                  This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this Section 8. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8, the Bank shall have no liability to pay any amount to the assignee or transferee.

9.                                      Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of the notice, and properly addressed to the Bank if addressed to the board of directors at the Bank’s executive offices.

10.                               Captions and Counterparts. The headings and subheadings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

11.                               Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in a writing signed by the Executive and by the Bank. No waiver by either party hereto at any time of any breach by the other party hereto or waiver of compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.                               Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent and solely to the extent necessary to make it valid and enforceable.

13.                               Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Pennsylvania. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Pennsylvania.

14.                               Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. This Agreement supersedes and replaces in its entirety any prior severance or employment agreement between the Bank and the Executive.

15.                               No Mitigation Required. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.

16.                               Internal Revenue Code Section 409A. The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, the provision shall be applied in a manner consistent with those requirements, despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

17.                               Required Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 17, this Section 17 shall prevail.

(a)                                 The Bank’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 1(d) of this Agreement.

(b)                                 If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)                                  If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)                                 If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)                                  All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution: (i) by the Director of the Office of Thrift Supervision (OTS), or his designee, at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)                                   Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

18.                               Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

IN WITNESS WHEREOF, the parties have executed this Change in Control Severance Agreement as of the date first written above.

BENEFICIAL MUTUAL SAVINGS BANK

/s/ Gerard P. Cuddy
On behalf of the Board of Directors

/s/ Martin Gallagher
Martin Gallagher

BENEFICIAL MUTUAL BANCORP, INC.
(as guarantor)

/s/ Gerard P. Cuddy
On behalf of the Board Directors